Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Biodesix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,451,500(3)	$0.33	$478,995.00	0.00015310	$73.33

Total Offering Amounts					$478,995.00		$73.33

Total Fee Offsets							—

Net Fee Due							$73.33

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”) of Biodesix, Inc., a Delaware corporation (the “Registrant”), as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a share dividend, share split or similar change.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.33 per share represents the average high and low prices of the Common Stock as quoted on the Nasdaq Global Select Market on May 27, 2025, a date within five business days prior to the filing of this Registration Statement, in accordance with Rule 457(c) of the Securities Act.

(3)

Represents shares of Common Stock that were authorized for issuance under the Biodesix, Inc. Employee Stock Purchase Plan (the “ESPP”) on May 20, 2025 following stockholder approval of an amendment and restatement of the ESPP to increase the number of shares of Common Stock authorized for issuance under the ESPP by 1,451,500 shares.